Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED, OF

SELECTIVE INSURANCE GROUP, INC.

Pursuant to N.J.S.A. 14A:7-15.1, Selective Insurance Group, Inc., a New Jersey corporation under its seal and the hands of its Chairman, President and Chief Executive Officer and its Assistant Corporate Secretary, does hereby certify as follows:

FIRST:  The name of the corporation is SELECTIVE INSURANCE GROUP, INC. (the “Corporation”)

SECOND:  On January 30, 2007, the Board of Directors of the Corporation duly adopted, pursuant to N.J.S.A. 14A:7-15.1, resolutions approving (i) a division of the outstanding shares of common stock of the Corporation, par value $2.00 per share (“Common Stock”), and (ii) an amendment to the Restated Certificate of Incorporation, as amended, of the Corporation (the “Amendment”) in connection with said share division to increase the number of authorized shares of Common Stock.

THIRD:  The Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after the share division exceeding the percentage of authorized shares that were unissued before the share division.

FOURTH:  The class or series and number of shares thereof subject to the share division shall be the number of shares of Common Stock outstanding as of the close of business on February 13, 2007, and the distribution shall take place on February 20, 2007, the effective date of the share division and this Amendment (the “Effective Date”). Said shares shall be divided so that each holder of record of Common Stock as of the close of business on February 13, 2007 shall be entitled to receive one additional share of newly-issued Common Stock for every one share of outstanding Common Stock held by such holder. Fractional shares shall not be issued and shall be settled in cash based on the closing price of Common Stock on the Effective Date.

FIFTH:  The number of shares of Common Stock subject to the share division shall be 28,601,639 shares, which is the number of issued and outstanding shares of Common Stock as of the close of business on February 13, 2007. The number of shares of Common Stock into which said shares are to be divided as a result of the share division is 57,203,278 shares of Common Stock.

SIXTH: In connection with the share division, the first sentence or Article FOURTH of the Restated Certificate of Incorporation is amended as of the Effective Date to read as follows:

“FOURTH:  The total authorized capital shares of the corporation shall be divided into two classes, and shall consist of three hundred sixty million (360,000,000) shares of common stock having a par value of $2.00 per share (herein called “common stock”) and five million (5,000,000) shares of preferred stock without par value (herein called “preferred stock”).”

All other provisions of said Article FOURTH shall remain unchanged.

SEVENTH:  The Effective Date of the share division and of this Amendment shall be February 20, 2007.

IN WITNESS WHEREOF, SELECTIVE INSURANCE GROUP, INC. has made this Certificate under its seal and the hands of its duly authorized officers, this 16th day of February, 2007.

SELECTIVE INSURANCE GROUP, INC.
By:	/s/ Gregory E. Murphy
Gregory E. Murphy Chairman, President and Chief Executive Officer

Attest:
/s/ Kelly McConvery Neal
Kelly McConvery Neal
Assistant Corporate Secretary

New Jersey Division of Revenue

Certificate of Correction

(For use by Domestic, Foreign, Profit and Nonprofit Corporations)

Check Appropriate Statute:

X	Title 14A:1-6 (5) New Jersey Business Corporation Act (File in DUPLICATE)
Title 15A:1-7 (e) New Jersey Nonprofit Corporation Act (File in TRIPLICATE)

CERTIFICATE OF CORRECTION OF:

Corporation Name: Selective Insurance Group, Inc.

Corporation Number:

The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above named Corporation, pursuant to the provisions of the appropriate Statue, checked above, of the New Jersey Statutes.

1. The Certificate to be corrected is: Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of Selective Insurance Group, Inc.

Date Filed: February 20, 2007

2. The inaccuracy in the Certificate is (indicate inaccuracy or defect): The number of issued and outstanding shares of Common Stock as of the close of business on February 13, 2007 set forth in Article FIFTH was incorrect, and, as a result, the number of shares of Common Stock into which said shares are to be divided as a result of the share division set forth in Article FIFTH was also incorrect. The correct number of shares of Common Stock issued and outstanding as of the close of business on February 13, 2007 was 28,602,124, and, the number of shares of Common Stock into which said shares are to be divided as a result of the share division is 57,204,248.

3. The Certificate hereby reads as follows:

FIFTH: The number of shares of Common Stock subject to the share division shall be 28,602,124 shares, which is the number of issued and outstanding shares of Common Stock as of the close of business on February 13, 2007. The number of shares of Common Stock into which said shares are to be divided as a result of the share division is 57,204,248 shares of Common Stock.

Signature:	/s/ Gregory E. Murphy	Date: February 22, 2007
Name:	Gregory E. Murphy
Title:	Chairman, President and Chief Executive Officer